Exhibit 99.1

Mercury Computer Systems Reports Third Quarter Fiscal 2011 Results

Third quarter operating results highlights include:

Revenues of $59.9 million

Operating cash flow of $5.4 million

GAAP diluted earnings per share from continuing operations of $0.20

Income from continuing operations of $5.4 million

Adjusted EBITDA of $11.3 million

CHELMSFORD, Mass. – April 26, 2011 – Mercury Computer Systems, Inc. (NASDAQ: MRCY), a trusted provider of commercially developed ISR subsystems, reported operating results for its third quarter of fiscal 2011 ended March 31, 2011. All results are presented and compared on a continuing operations basis.

Third Quarter Fiscal 2011 Results

Third quarter fiscal 2011 revenues were $59.9 million, an increase of $16.3 million from the third quarter of the prior fiscal year. Revenues from defense customers increased by $9.9 million and revenues from commercial customers increased by $6.4 million as compared with the prior year’s third quarter.

GAAP income from continuing operations for the third quarter of fiscal 2011 was $5.4 million, or $0.20 per diluted share, including the effect of the Company’s recent secondary stock offering, compared to $3.7 million, or $0.16 per diluted share, for the prior year’s third quarter.

Third quarter fiscal 2011 GAAP income from continuing operations includes approximately $2.0 million in tax expense, $1.7 million in depreciation expense, $1.3 million in stock-based compensation costs, $0.7 million in amortization of acquired intangible assets, $0.1 million in fair value adjustments from purchase accounting, and $0.1 million in acquisition costs and other related expenses. Third quarter fiscal 2011 adjusted EBITDA (earnings from continuing operations before interest income and expense, income taxes, depreciation, amortization of

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Mercury Reports Third Quarter Fiscal 2011 Results, Page 2

acquired intangible assets, restructuring, impairment of long-lived assets, acquisition costs and other related expenses, fair value adjustments from purchase accounting, and stock-based compensation costs) was $11.3 million, compared to $4.2 million for the prior year’s third quarter.

Cash flows from operating activities were a net inflow of $5.4 million in the third quarter of fiscal 2011, compared to a net inflow of $4.5 million in the third quarter of fiscal 2010. Free cash flow, defined as cash flow from operating activities less capital expenditures for property and equipment, in the third quarter of fiscal 2011 was a net inflow of $3.7 million, compared to a net inflow of $2.4 million in the third quarter of fiscal 2010. Cash and cash equivalents as of March 31, 2011 were $156.4 million, an increase of $68.0 million from December 31, 2010, primarily the result of additional cash generated by a secondary stock offering of $94.1 million, net of underwriting fees, and operating activities, less $31.0 million spent for the acquisition of LNX Corporation.

“Mercury continued to deliver very good financial results in the third quarter, while closing the LNX acquisition and completing a successful follow-on stock offering that increased our liquidity by $94 million,” said Mark Aslett, President and CEO, Mercury Computer Systems. “Total revenue came in at the high end of our guidance range. Adjusted EBITDA also exceeded our guidance, as did GAAP income from continuing operations per diluted share – even after the effect of our secondary offering.”

“Total third-quarter defense revenue in our ACS and Mercury Federal Systems businesses grew approximately 29% and defense bookings grew 9% year-over-year,” Aslett said. “The major programs driving this revenue growth were Global Hawk, Patriot, an upgrade to a long-range airborne bomber, and the Joint Strike Fighter. In addition, we won eight new defense designs in the quarter focusing on radar, electronic warfare, and EO/IR.”

“The defense prime contractors are making significant changes in response to both the ongoing challenge of procurement reform and the immediate impacts of the defense budget delays over the past six months,” said Aslett. “Having successfully positioned Mercury as the commercial item outsourcing partner to the primes as they seek the rapid development of more open and affordable ISR subsystem solutions, we are ideally situated to help them navigate this period of change.”

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Mercury Reports Third Quarter Fiscal 2011 Results, Page 3

“During the third quarter, the government’s presolicitation for the JCREW 3.3 program was very helpful in firming up the specifics of the low rate initial production phase,” said Aslett. “We believe that JCREW 3.3 has the potential to have a major positive impact on Mercury’s 2013 fiscal year and beyond.”

Backlog

Mercury’s total backlog at March 31, 2011 was $85.5 million, an $11.3 million sequential decrease from December 31, 2010, and a $31.1 million decrease from March 31, 2010. Of the March 31, 2011 total backlog, $70.3 million represents orders scheduled to be shipped over the next 12 months. The book-to-bill ratio was 0.67-to-1 for the third quarter of fiscal 2011 compared to 1.14-to-1 for the third quarter of fiscal 2010. Total bookings decreased 20% year-over-year in the third quarter of fiscal 2011 due primarily to lower semiconductor bookings in ACS commercial. Total defense bookings increased 9% in the third quarter compared to a year ago although growth was affected by the federal government’s continuing budget resolution, the delay in the approval of the government fiscal year 2011 defense budget, as well as slower foreign military sales.

Revenues by Operating Segment

Advanced Computing Solutions (ACS) — Revenues for the third quarter of fiscal 2011 from ACS were $58.1 million, representing an increase of $15.9 million from the third quarter of fiscal 2010, as a result of an increase of $9.5 million in defense and an increase of $6.4 million in commercial. Approximately 73 percent of ACS revenues for the third quarter of fiscal 2011 related to defense business, as compared to approximately 78 percent in the third quarter of fiscal 2010.

Mercury Federal Systems (MFS) — Revenues for the third quarter of fiscal 2011 from MFS were $3.5 million, representing an increase of $1.1 million from the third quarter of fiscal 2010.

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Mercury Reports Third Quarter Fiscal 2011 Results, Page 4

The revenues by operating segment do not include adjustments to eliminate inter-company revenues of $1.7 million included in those operating segments.

Business Outlook

This section presents our current expectations and estimates, given current visibility, on our business outlook for the upcoming fiscal quarter. It is possible that actual performance will differ materially from the estimates given, either on the upside or on the downside. Investors should consider all of the risks, including those listed in the Safe Harbor Statement below, with respect to these estimates, and make themselves aware of the risk factors that may impact our actual performance.

For the fourth quarter of fiscal 2011, revenues are expected to be in the range of approximately $57 million to $59 million. At this range, GAAP income from continuing operations per diluted share is expected to be in the range of $0.11 to $0.13.

Adjusted EBITDA for the fourth quarter of fiscal 2011 is expected to be in the range of $9.0 million to $10.0 million.

Recent Highlights

January — Mercury Computer Systems announced the Ensemble™ Series 6U OpenVPX™ LDS6521 and the 3U OpenVPX SBC3510 modules based on the 2nd generation Intel® Core™ processor family. Mercury’s new modules enable best-of-breed subsystem application performance for extremely demanding ISR, defense, and aerospace applications. These rugged, OpenVPX Building Blocks based on Intel® Core™ Processors deliver up to four times the raw performance of previous generations for deployment in harsh military and aerospace environments.

January — Mercury confirmed it is providing Lockheed Martin with advanced radio frequency (RF) microwave tuner and intermediate frequency (IF) products as part of the U.S. Navy’s Surface Electronic Warfare Improvement Program (SEWIP) Block 2 upgrade program.

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Mercury Reports Third Quarter Fiscal 2011 Results, Page 5

February — Mercury announced the pricing of an underwritten public offering of 4,850,000 shares of its common stock at a price to the public of $17.75 per share, before underwriting discounts and commissions. On February 16, 2011, Mercury closed the underwritten public offering of shares of the Company’s common stock, par value $0.01 per share. The underwriters exercised in full their over-allotment option to purchase up to an additional 727,500 shares. As a result, at the closing Mercury issued 5,577,500 common shares for total proceeds to the Company, before expenses but after underwriting fees, of $94,050,594.

February — Mercury announced it provided powerful subsystems for the world’s first operational Long Term Evolution-Advanced (LTE-A) system demonstrated outside lab conditions. The fourth-generation (4G) mobile telecommunications system, developed by South Korea’s Electronics and Telecommunications Research Institute (ETRI), uses a low-latency processing subsystem that combines multiple types of elements, leveraging Mercury’s unique capability as a provider of integrated data plane platforms. The subsystem is based on Mercury’s flexible, open standard Ensemble™ AdvancedTCA® Application Platform.

March — Mercury announced it joined the OpenFabrics Alliance (OFA), and released the first software product layered on OFA’s OpenFabrics Enterprise Distribution (OFED) open software stack. Called OpenMPI/OFED, the new product gives designers of ISR subsystems a choice of including standards-based Open MPI middleware without sacrificing performance.

Conference Call Information

Mercury will host a conference call on Tuesday, April 26, 2011, at 5:00 p.m. EDT to discuss the third quarter fiscal 2011 results and review its financial and business outlook going forward.

To listen to the conference call, dial (888) 208-1427 in the U.S.A. and Canada, and (913) 312-0685 in all other countries. The conference code number is 9257719. Please call five to ten minutes prior to the scheduled start time. This call will also be broadcast live over the web at www.mc.com/investor under “Financial Events.”

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Mercury Reports Third Quarter Fiscal 2011 Results, Page 6

A replay of the call by telephone will be available from approximately 8:00 p.m. EDT on Tuesday, April 26, 2011, through 8:00 p.m. EDT on Sunday, May 8, 2011. To access the replay, dial (888) 203-1112 in the U.S.A. and Canada, and (719) 457-0820 in all other countries. Enter access code 9257719. A replay of the webcast of the call will be available for an extended period of time on the Financial Events page of the Company’s website at www.mc.com/investor.

Use of Non-GAAP (Generally Accepted Accounting Principles) Financial Measures

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, the Company provides adjusted EBITDA and free cash flow, which are non-GAAP financial measures. Adjusted EBITDA excludes certain non-cash and other specified charges. Free cash flow is defined as cash flow from operating activities less capital expenditures. The Company believes these non-GAAP financial measures are useful to help investors better understand its past financial performance and prospects for the future. However, the presentation of adjusted EBITDA and free cash flow is not meant to be considered in isolation or as a substitute for financial information provided in accordance with GAAP. Management believes the adjusted EBITDA and free cash flow financial measures assist in providing a more complete understanding of the Company’s underlying operational results and trends, and management uses these measures along with the corresponding GAAP financial measures to manage the Company’s business, to evaluate its performance compared to prior periods and the marketplace, and to establish operational goals. A reconciliation of GAAP to non-GAAP financial results discussed in this press release is contained in the attached exhibits.

Mercury Computer Systems, Inc. – Where Challenges Drive Innovation®

Mercury Computer Systems (www.mc.com, NASDAQ: MRCY) is a best of breed provider of commercially developed, open, application-ready, multi-INT subsystems for the ISR market. With 25+ years’ experience in embedded computing, superior domain expertise in radar, EW, EO/IR, C4I, and sonar applications, and more than 300 successful program deployments including Aegis, Global Hawk, and Predator, Mercury’s Services and Systems Integration team leads the industry in partnering with defense and commercial customers to design and integrate system-level solutions that minimize program risk, maximize application portability, and accelerate customers’ time to market.

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Mercury Reports Third Quarter Fiscal 2011 Results, Page 7

Mercury is based in Chelmsford, Massachusetts, and serves customers worldwide through a broad network of direct sales offices, subsidiaries, and distributors.

Forward-Looking Safe Harbor Statement

This press release contains certain forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, including those relating to fiscal 2011 business performance and beyond and the Company’s plans for growth and improvement in profitability and cash flow. You can identify these statements by the use of the words “may,” “will,” “should,” “plans,” “expects,” “anticipates,” “continue,” “estimate,” “project,” “intend,” “likely,” “probable,” and similar expressions. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. Such risks and uncertainties include, but are not limited to, general economic and business conditions, including unforeseen weakness in the Company’s markets, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing engineering and manufacturing programs, changes in customer order patterns, changes in product mix, continued success in technological advances and delivering technological innovations, continued funding of defense programs, the timing of such funding, changes in the U.S. Government’s interpretation of federal procurement rules and regulations, market acceptance of the Company's products, shortages in components, production delays due to performance quality issues with outsourced components, inability to fully realize the expected benefits from acquisitions and divestitures or delays in realizing such benefits, challenges in integrating acquired businesses and achieving anticipated synergies, changes to export regulations, increases in tax rates, changes to generally accepted accounting principles, difficulties in retaining key employees and customers, unanticipated costs under fixed-price service and system integration engagements, and various other factors beyond our control. These risks and uncertainties also include such additional risk factors as are discussed in the Company's filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2010. The Company cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

# # #

Contact:

Robert Hult, CFO, Mercury Computer Systems, Inc.

978-967-1990

Ensemble and POET are trademarks; and Challenges Drive Innovation, Echotek, and RACE++ are registered trademarks of Mercury Computer Systems, Inc. Other product and company names mentioned may be trademarks and/or registered trademarks of their respective holders.

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MERCURY COMPUTER SYSTEMS, INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2011	June 30, 2010

Assets
Current assets:
Cash and cash equivalents	$156,421	$56,241
Marketable securities and related receivables	—	18,025
Accounts receivable, net	43,604	36,726
Unbilled receivables	1,151	6,938
Inventory	19,279	17,622
Deferred tax assets	6,076	5,393
Prepaid income taxes	159	2,546
Prepaid expenses and other current assets	3,231	2,363

Total current assets	229,921	145,854

Restricted cash	3,000	3,000
Property and equipment, net	12,792	10,298
Goodwill	79,813	57,653
Acquired intangible assets, net	17,387	1,141
Deferred tax assets, net	—	5,419
Other non-current assets	1,721	973

Total assets	$344,634	$224,338

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$7,030	$10,533
Accrued expenses	6,952	5,078
Accrued compensation	12,381	10,723
Income taxes payable	1,009	220
Deferred revenues and customer advances	7,546	8,051

Total current liabilities	34,918	34,605

Deferred gain on sale-leaseback	5,845	6,713
Deferred tax liabilities, net	1,087	—
Income taxes payable	1,825	1,836
Other non-current liabilities	6,805	2,072

Total liabilities	50,480	45,226

Shareholders’ equity:
Common stock	289	229
Additional paid-in capital	210,760	110,270
Retained earnings	81,862	67,671
Accumulated other comprehensive income	1,243	942

Total shareholders’ equity	294,154	179,112

Total liabilities and shareholders’ equity	$344,634	$224,338

MERCURY COMPUTER SYSTEMS, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2011	2010	2011	2010
Net revenues	$59,855	$43,603	$167,476	$136,192
Cost of revenues (1)	26,973	18,800	72,294	58,222

Gross margin	32,882	24,803	95,182	77,970

Operating expenses:
Selling, general and administrative (1)	14,437	12,538	42,653	37,367
Research and development (1)	10,683	10,629	32,061	30,726
Impairment of long-lived assets	—	61	—	211
Amortization of acquired intangible assets	663	434	1,299	1,302
Restructuring	—	(11)	—	243
Acquisition costs and other related expenses	100	—	407	—

Total operating expenses	25,883	23,651	76,420	69,849

Income from operations	6,999	1,152	18,762	8,121

Interest income	6	195	19	437
Interest expense	(10)	(147)	(68)	(317)
Other income, net	390	264	1,310	799

Income from continuing operations before income taxes	7,385	1,464	20,023	9,040

Income tax expense (benefit)	2,007	(2,235)	5,780	(999)

Income from continuing operations	5,378	3,699	14,243	10,039
Loss from discontinued operations, net of tax	—	(423)	(52)	(408)
Gain on sale of discontinued operations, net of tax	—	—	—	74

Net income	$5,378	$3,276	$14,191	$9,705

Basic net earnings (loss) per share:
Continuing operations	$0.20	$0.16	$0.59	$0.45
Loss from discontinued operations	—	(0.02)	—	(0.02)
Gain on sale of discontinued operations	—	—	—	—

Net income	$0.20	$0.14	$0.59	$0.43

Diluted net earnings (loss) per share:
Continuing operations	$0.20	$0.16	$0.57	$0.44
Loss from discontinued operations	—	(0.02)	—	(0.02)
Gain on sale of discontinued operations	—	—	—	—

Net income	$0.20	$0.14	$0.57	$0.42

Weighted average shares outstanding:
Basic	26,272	22,627	24,105	22,509

Diluted	27,324	23,152	24,911	22,921

(1) Includes stock-based compensation expense, allocated as follows:
Cost of revenues	$63	$56	$170	$166
Selling, general and administrative	$1,036	$687	$3,590	$2,405
Research and development	$200	$200	$462	$397

MERCURY COMPUTER SYSTEMS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2011	2010	2011	2010
Cash flows from operating activities:
Net income	$5,378	$3,276	$14,191	$9,705
Depreciation and amortization	2,323	1,746	5,939	5,092
Other non-cash items, net	1,298	2,270	3,812	1,256
Changes in operating assets and liabilities	(3,607)	(2,771)	(1,097)	(3,758)

Net cash provided by operating activities	5,392	4,521	22,845	12,295

Net cash (used in) provided by investing activities	(31,446)	9,021	(19,194)	6,239

Net cash provided by (used in) financing activities	93,991	(7,152)	96,457	(6,900)

Effect of exchange rate changes on cash and cash equivalents	47	237	72	240

Net increase in cash and cash equivalents	67,984	6,627	100,180	11,874

Cash and cash equivalents at beginning of period	88,437	52,197	56,241	46,950

Cash and cash equivalents at end of period	$156,421	$58,824	$156,421	$58,824

UNAUDITED SUPPLEMENTAL INFORMATION

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In thousands)

Adjusted EBITDA, a non-GAAP measure for reporting financial performance, excludes the impact of certain items and, therefore, has not been calculated in accordance with GAAP. Management believes that exclusion of these items assist in providing a more complete understanding of the Company’s underlying operational results and trends, and management uses these measures along with the corresponding GAAP financial measures to manage the Company’s business, to evaluate its performance compared to prior periods and the marketplace, and to establish operational goals. The adjustments to calculate this non-GAAP financial measure, and the basis for such adjustments, are outlined below:

Interest income and expense. The Company receives interest income on investments and incurs interest expense on loans, capital leases and other financing arrangements. These amounts may vary from period to period due to changes in cash and debt balances and interest rates driven by general market conditions or other circumstances outside of the normal course of Mercury’s operations.

Income taxes. The Company’s GAAP tax expense can fluctuate materially from period to period due to tax adjustments that are not directly related to underlying operating performance or to the current period of operations.

Depreciation. The Company incurs depreciation expense related to capital assets purchased to support the ongoing operations of the business. These assets are recorded at cost or fair value and are depreciated using the straight-line method over the useful life of the asset. Purchases of such assets may vary significantly from period to period and without any correlation to underlying operating performance.

Amortization of acquired intangible assets. The Company incurs amortization of intangibles related to various acquisitions it has made and license agreements. These intangible assets are valued at the time of acquisition, are amortized over a period of several years after acquisition and generally cannot be changed or influenced by management after acquisition.

Restructuring. The Company incurs restructuring charges in connection with management’s decisions to undertake certain actions to realign operating expenses through workforce reductions and the closure of certain Company facilities, businesses and product lines. Management believes this item is outside the normal operations of the Company’s business and is not indicative of ongoing operating results.

Impairment of long-lived assets. The Company incurs impairment charges of long-lived assets based on events that may or may not be within the control of management. Management believes these items are outside the normal operations of the Company's business and are not indicative of ongoing operating results.

Acquisition costs and other related expenses. The Company incurs costs associated with third-party professional services related to acquisition and potential acquisition opportunities, such as legal and accounting fees. Although we may incur such costs and other related charges and adjustments, it is not indicative that any transaction will be consummated. Management believes the exclusion of these items eliminates fluctuations in our selling, general, and administrative expenses related to acquisition activities which are unrelated to ongoing operations.

Fair value adjustments from purchase accounting. As a result of applying purchase accounting rules to acquired assets and liabilities, certain fair value adjustments are recorded in the opening balance sheet of acquired companies. These adjustments are then reflected in the Company’s income statements in periods subsequent to the acquisition. In addition, the impact of any changes to originally recorded contingent consideration amounts are reflected in the income statements in the period of the change. Management believes these items are outside the normal operations of the Company and are not indicative of ongoing operating results.

Stock-based compensation expense. The Company incurs expense related to stock-based compensation included in its GAAP presentation of cost of revenues, selling, general and administrative expense and research and development expense. Although stock-based compensation is an expense of the Company and viewed as a form of compensation, these expenses vary in amount from period to period, and are affected by market forces that are difficult to predict and are not within the control of management, such as the market price and volatility of the Company’s shares, risk-free interest rates and the expected term and forfeiture rates of the awards. Management believes that exclusion of these expenses allows comparisons of operating results that are consistent with periods prior to the Company’s adoption of FASB ASC 718, and allows comparisons of the Company’s operating results to those of other companies, both public, private or foreign, that disclose non-GAAP financial measures that exclude stock-based compensation.

Mercury uses adjusted EBITDA as an important indicator of the operating performance of its business. Management excludes the above-described items from its internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to the Company’s board of directors, determining the portion of bonus compensation for executive officers and other key employees based on operating performance, evaluating short-term and long-term operating trends in the Company’s operations, and allocating resources to various initiatives and operational requirements. The Company believes that adjusted EBITDA permits a comparative assessment of its operating performance, relative to its performance based on its GAAP results, while isolating the effects of charges that may vary from period to period without any correlation to underlying operating performance. The Company believes that these non-GAAP financial adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making. The Company believes that trends in its adjusted EBITDA are valuable indicators of its operating performance.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies. The Company expects to continue to incur expenses similar to the adjusted EBITDA financial adjustments described above, and investors should not infer from the Company’s presentation of this non-GAAP financial measure that these costs are unusual, infrequent or non-recurring.

The following table reconciles the most directly comparable GAAP financial measure to the non-GAAP financial measure.

	Three Months Ended March 31,		Nine Months Ended March 31,
	2011	2010	2011	2010
Income from continuing operations	$5,378	$3,699	$14,243	$10,039
Interest expense (income), net	4	(48)	49	(120)
Income tax expense (benefit)	2,007	(2,235)	5,780	(999)
Depreciation	1,660	1,312	4,640	3,790
Amortization of acquired intangible assets	663	434	1,299	1,302
Restructuring	—	(11)	—	243
Impairment of long-lived assets	—	61	—	211
Acquisition costs and other related expenses	100	—	407	—
Fair value adjustments from purchase accounting	148	—	148	—
Stock-based compensation expense	1,299	943	4,222	2,968

Adjusted EBITDA	$11,259	$4,155	$30,788	$17,434

Free cash flow, a non-GAAP measure for reporting cash flow, is defined as cash provided by operating activities less capital expenditures for property and equipment and, therefore, has not been calculated in accordance with GAAP. Management believes free cash flow provides investors with an important perspective on cash available for investment and acquisitions after making capital investments required to support ongoing business operations and long-term value creation. The Company believes that trends in its free cash flow are valuable indicators of its operating performance and liquidity.

Free cash flow is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies. The Company expects to continue to incur expenditures similar to the free cash flow financial adjustment described above, and investors should not infer from the Company’s presentation of this non-GAAP financial measure that these expenditures reflect all of the Company's obligations which require cash.

The following table reconciles the most directly comparable GAAP financial measure to the non-GAAP financial measure.

	Three Months Ended March 31,		Nine Months Ended March 31,
	2011	2010	2011	2010
Cash flows from operations	$5,392	$4,521	$22,845	$12,295
Capital expenditures for property and equipment	(1,738)	(2,148)	(5,336)	(4,948)

Free cash flow	$3,654	$2,373	$17,509	$7,347

MERCURY COMPUTER SYSTEMS, INC.

RECONCILIATION OF FORWARD-LOOKING GUIDANCE RANGE

Quarter Ending June 30, 2011

(In thousands, except per share data)

The Company defines adjusted EBITDA as income from continuing operations before interest, income taxes, depreciation, amortization of acquired intangible assets, restructuring, impairment of long-lived assets, acquisition costs and other related expenses, fair value adjustments from purchase accounting, and stock-based compensation costs.

The following table reconciles the adjusted EBITDA financial measure to its most directly comparable GAAP measure:

	Range
	Low	High

GAAP expectation — Income from continuing operations per diluted share (1)	$0.11	$0.13

GAAP expectation — Income from continuing operations	$3,363	$4,027

Adjust for:
Interest expense, net	6	6
Income tax expense	1,677	2,008
Depreciation	1,845	1,845
Amortization of acquired intangible assets	712	712
Restructuring	—	—
Impairment of long-lived assets	—	—
Acquisition costs and other related expenses	—	—
Fair value adjustments from purchase accounting	(92)	(92)
Stock-based compensation expense	1,447	1,447

Adjusted EBITDA expectation	$8,958	$9,953

(1)	Assumes weighted shares outstanding on a diluted basis of 30,022.